PUBLIC STORAGE, INC.
          Exhibit 11 - Statement Re: Computation of Earnings Per Share



                                                                                    For the Three Months Ended
                                                                                             March 31,
                                                                                 -------------------------------
Earnings Per Share:                                                                   2001             2000
------------------------------------------------------------------------------   --------------   --------------
Net income ...................................................................   $  74,635,000    $  72,561,000

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A ..................................      (1,140,000)      (1,140,000)
   9.20% Cumulative Preferred Stock, Series B ................................      (1,372,000)      (1,372,000)
   Adjustable Rate Preferred Stock, Series C .................................        (506,000)        (517,000)
   9.50% Cumulative Preferred Stock, Series D ................................        (713,000)        (713,000)
   10.0% Cumulative Preferred Stock, Series E ................................      (1,372,000)      (1,372,000)
   9.75% Cumulative Preferred Stock, Series F ................................      (1,401,000)      (1,401,000)
   8.875% Cumulative Preferred Stock, Series G ...............................      (3,828,000)      (3,828,000)
   8.45% Cumulative Preferred Stock, Series H ................................      (3,565,000)      (3,565,000)
   8.625% Cumulative Preferred Stock, Series I ...............................      (2,156,000)      (2,156,000)
   8.00% Cumulative Preferred Stock, Series J ................................      (3,000,000)      (3,000,000)
   8.25% Cumulative Preferred Stock, Series K ................................      (2,372,000)      (2,372,000)
   8.25% Cumulative Preferred Stock, Series L ................................      (2,372,000)      (2,372,000)
   8.75% Cumulative Preferred Stock, Series M ................................      (1,230,000)      (1,230,000)
   8.60% Cumulative Preferred Stock, Series Q ................................      (3,009,000)            --
                                                                                 --------------   --------------

                                                                                 $  46,599,000    $  47,523,000
                                                                                 ==============   ==============
Allocation of net income allocable to common shareholders to classes:
     Net income allocable to shareholders of the Equity Stock, Series A ......   $   3,452,000    $   2,258,000
     Net income allocable to shareholders of common stock ....................      43,147,000       45,265,000
                                                                                 --------------   --------------
                                                                                 $  46,599,000    $  47,523,000
                                                                                 ==============   ==============
Weighted average common shares outstanding:

   Basic - weighted average common shares outstanding ........................     128,114,000      132,781,000
   Net effect of dilutive stock options - based on treasury stock method using
     average market price ....................................................         585,000          121,000
                                                                                 --------------   --------------
   Diluted weighted average common shares outstanding (1) ....................     128,699,000      132,902,000
                                                                                 ==============   ==============

Basic earnings per common share ..............................................   $        0.34    $        0.34
                                                                                 ==============   ==============
Diluted earnings per common share (1) ........................................   $        0.34    $        0.34
                                                                                 ==============   ==============
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1.   Diluted net income per common share is computed using the weighted  average common shares outstanding (adjusted for stock options).  Commencing January
     1,  2000,  the  7,000,000  Class  B  common  shares  outstanding  began  to participate in  distributions of our earnings.  Distributions  per share of
     Class B common stock are equal to 97% of the per share distribution paid to
     our  regular  common  shares.   As  a  result  of  this   participation  in
     distribution  of earnings,  for purposes of computing net income per common share,  we began to  include  6,790,000  (7,000,000  x 97%)  Class B common shares in the  weighted  average  common  equivalent  shares  for the three months ended March 31, 2000.

                                   Exhibit 11